EXHIBIT (a)(1)(E)


                            [VASCULAR SOLUTIONS LOGO]



To:      Participants in the Vascular Solutions, Inc. Stock Option Exchange
         Offer

Date:    August 7, 2002

Re: Supplement to the offer to exchange previously distributed in connection with the Vascular Solutions, Inc. Stock Option Exchange Offer


                   PLEASE READ THIS MEMORANDUM IN ITS ENTIRETY


         This memorandum provides supplemental information to the offer to exchange that was previously distributed to you. You should carefully consider the information contained in both the offer to exchange and this memorandum in deciding whether to participate in, or to modify or withdraw from participation in, the offer. Terms not defined in this memorandum have the meanings assigned to them in the offer to exchange.

I.       AMENDMENTS AND SUPPLEMENTS TO THE OFFER TO EXCHANGE

         The information set forth below amends and supplements the referenced sections of the offer to exchange. You should review the offer to exchange, as amended and supplemented by this memorandum, for complete information regarding the offer.

         Section 2:  PURPOSE OF THE OFFER

                  We are in the midst of an ongoing effort to find a new independent director to fill a vacancy in our board. At present we have no specific candidate for this directorship. Subject to the foregoing, and except as otherwise disclosed in the offer to exchange, we presently have no plans or proposals that relate to or would result in any of the events listed in paragraphs (a) through (j) of Section 2 of the offer to exchange.

         Section 6:  CONDITIONS OF THE OFFER

                  Section 6 of the offer to exchange is being amended to remove references to conditions that are not objectively determinable, such as the existence of "threatened" litigation. In addition, we have removed condition (f) in its entirety. Section 6 is amended in its entirety to read as follows:

                           Notwithstanding any other provision of the offer, we
                  will not be required to accept any options for exchange or cancellation, and we may terminate or amend the offer and may postpone our acceptance and cancellation of any options tendered, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after July 17, 2002 and prior to the expiration date, we determine that any of the following events has occurred, and, in our


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                  reasonable judgment, the occurrence of the event makes it
                  inadvisable for us to proceed with the offer or to accept and cancel options tendered to us:


                  (a) there shall have been instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options or otherwise relates in any manner to the offer or (ii) could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Vascular Solutions and its subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially impair the contemplated benefits of the offer to us;

                  (b) there shall have been any action taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to Vascular Solutions or any of its subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer, (ii) delay or restrict our ability, or render us unable to accept for exchange, or issue new options for, some or all of the tendered options, (iii) materially impair the contemplated benefits of the offer to us, or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Vascular Solutions or our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of our subsidiaries or materially affect the contemplated benefits of the offer to us;


                  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;


                  (d) a tender or exchange offer for any or all of our common stock, or any merger, business combination or other similar transaction proposal involving us, shall have been announced or made by any person; or

                  (e) (i) any entity, person or "group" (as that term is used in Section 13(d)(3) of the Securities Exchange
                           Act) shall have acquired or publicly proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before July 16, 2002), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock, or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.


                           The conditions to the offer are for our sole benefit,
                  and we may assert them before the expiration date regardless of the circumstances giving rise to any such condition. We may waive these conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such right; the waiver of any such right shall not be deemed a waiver of any other such right; and each such right shall be deemed an ongoing right that may be asserted or waived at any time before the expiration date.


         Section 10: INTERESTS OF DIRECTORS AND OFFICERS; RECENT OPTION TRANSACTIONS

                  On July 16, 2002, we granted incentive stock options for an aggregate of 28,000 shares of the Company's common stock, at an exercise price of $1.45 per share, to certain of our employees, none of whom is eligible to participate in this offer. There have been no exercises of options granted under the plan in the 60-day period prior to the offer.

         Section 14:  EXTENSION OF OFFER; TERMINATION; AMENDMENT

                  Should we decide to extend the length of time during which the offer will be open, we are required to provide notice of such decision no later than 9 a.m. Eastern time, (rather than 9 a.m. Minnesota time, as we indicated in the offer to exchange previously distributed to you).

II.      PERSONS GRANTED STOCK OPTIONS AFTER JANUARY 16, 2002

         Any eligible person who desires to participate in the offer by exchanging any stock options must also surrender all stock options granted to him or her after the date that is six months prior to the commencement of the offer (i.e., January 16, 2002). Only one person who is eligible to participate in the offer was granted stock options during this period. This person must complete, sign and deliver, in accordance with the instructions contained therein, the form attached hereto as Exhibit A.

                              --------------------

         After reviewing this supplement to the offer to exchange, you may elect to participate in the offer, or you may elect to modify or withdraw your participation.

         (A) If you have already returned your election form (and otherwise have complied with the terms of the offer) and you do not want to modify the election you made on that form you do not need to do anything further.

         (B) If you want to participate in the offer and have not returned an election form, you must properly complete and sign the election form included in the offer to exchange previously distributed to you, or a facsimile thereof, and deliver it to us at Vascular Solutions, Inc., 2495 Xenium Lane North, Minneapolis, Minnesota 55441, Attn: James Hennen, Director of Finance and Controller, facsimile: 763-656-4250, before 12:00 midnight, Minnesota time, on August 14, 2002.

         (C) If you have already returned an election form and now want to modify the election you made on that form, you must properly complete and sign another copy of the election form included in the offer to exchange previously distributed to you, or a facsimile thereof, and deliver it to us at Vascular Solutions, Inc., 2495 Xenium Lane North, Minneapolis, Minnesota 55441,
                  Attn: James Hennen, Director of Finance and Controller, facsimile: 763-656-4250, before 12:00 midnight, Minnesota time, on August 14, 2002.

         If you accept the offer, you also must return the option agreement or an affidavit of lost option agreement for each option you tender for exchange or cancellation. If we extend the offer beyond August 14, 2002, you must deliver these documents before the extended expiration date of the offer. In the event that you fail to complete and return these documents to us prior to the expiration of the offer, your existing options will remain outstanding and you will be deemed to have elected not to participate in the offer.

         You should direct questions about the offer or requests for assistance or for additional copies of the offer to exchange or the election form to James Hennen, Director of Finance and Controller, or to Howard Root, Chief Executive Officer, Vascular Solutions, Inc., 2495 Xenium Lane North, Minneapolis, Minnesota 55441, telephone: 763-656-4300, facsimile: 763-656-4250.

                                                                       EXHIBIT A

                            [VASCULAR SOLUTIONS LOGO]


          FORM FOR SURRENDER OF OPTIONS GRANTED SINCE JANUARY 16, 2002


         IF YOU ARE ACCEPTING THE OFFER AND YOU WERE GRANTED OPTIONS SINCE JANUARY 16, 2002, YOU MUST PROPERLY COMPLETE, SIGN AND DELIVER THIS FORM OR A FACSIMILE THEREOF TO JAMES HENNEN, DIRECTOR OF FINANCE AND CONTROLLER, OR TO HOWARD ROOT, CHIEF EXECUTIVE OFFICER, VASCULAR SOLUTIONS, INC., 2495 XENIUM LANE NORTH, MINNEAPOLIS, MINNESOTA 55441, TELEPHONE: 763-656-4300, FACSIMILE:
763-656-4250, BEFORE 12:00 MIDNIGHT MINNESOTA TIME, ON AUGUST 14, 2002.

             I hereby acknowledge and understand that, in order to participate in the stock option exchange program, I must surrender for cancellation without replacement any options granted to me since January 16, 2002 ("Additional Options"). I hereby agree to surrender for cancellation without replacement any and all Additional Options granted to me. I understand that I will receive no new options in exchange for the Additional Options that I am required to surrender for cancellation without replacement.

         BY SIGNING BELOW, I AGREE TO THE TERMS SET FORTH IN THIS SURRENDER
FORM.



--------------------------------               ---------------------------------
Print Name                                     Signature


--------------------------------
Date


         PLEASE DELIVER THE COMPLETED SURRENDER FORM OR A FACSIMILE THEREOF AND YOUR OPTION AGREEMENTS WITH RESPECT TO THE ADDITIONAL OPTIONS YOU ARE SURRENDERING FOR CANCELLATION WITHOUT REPLACEMENT, OR AN AFFIDAVIT OF LOST OPTION AGREEMENT, TO JAMES HENNEN, DIRECTOR OF FINANCE AND CONTROLLER, OR TO HOWARD ROOT, CHIEF EXECUTIVE OFFICER, VASCULAR SOLUTIONS, INC., 2495 XENIUM LANE NORTH, MINNEAPOLIS, MINNESOTA 55441, TELEPHONE: 763-656-4300, FACSIMILE:
763-656-4250, NO LATER THAN 12:00 MIDNIGHT, MINNESOTA TIME, ON AUGUST 14, 2002.